Exhibit 4.7 - The Cookson Group US Stock Purchase Plan 2004—

Scheme Rules

THE COOKSON GROUP US STOCK

PURCHASE PLAN

2004

Approved by the Annual General Meeting on 14 May 2004

1.	DEFINITION AND INTERPRETATION

In this Plan, unless the context other requires:

“the Board” means the board of directors of the Company or a committee appointed by such board of directors;

“the Code” means the United States Internal Revenue Code of 1986 (as amended);

“the Company” means Cookson Group plc (registered in England and Wales No. 251977);

“Exercise Date” in relation to an option means a date specified by the Board, being not later than 18 months after the date of grant of the option;

“the London Stock Exchange” means the London Stock Exchange plc;

“Market Value” at any date means the fair market value of shares in the Company on that date, as determined by the Board, provided that if on such date shares of that class are listed in The London Stock Exchange Daily Official List, the fair market value shall be the middle-market quotation of such shares (as derived from that List) on that date or, if that date is not a dealing day, on the dealing day last preceding that date;

“Participant” means a person who holds an option granted under the Plan;

“Participating Subsidiary” means any Subsidiary to which the Board has resolved that the Plan shall for the time being extend;

“Purchase Account” has the meaning set out in Rule 6.1;

“the Plan” means the Cookson Group US Stock Purchase Plan 2004 as herein set out but subject to any alterations or additions made under Rule 10 below;

“Subsidiary” means a body corporate which is incorporated in the United States and is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 and is a “subsidiary corporation” of the Company within the meaning of section 424(f) of the Code;

and expressions not otherwise defined herein have the same meaning as they have in the Code.

Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.	ELIGIBILITY

2.1	General Rule

Subject to Rule 2.3 below, an individual is eligible to be granted an option under the Plan on any day (“the grant day”) if (and only if):

2.1.1	he is on the grant day an employee or director (who is also an employee) of a company which is a Participating Subsidiary, and

2.1.2	he satisfies the condition specified in Rule 2.2 below.

2.2	Service Condition

The condition referred to in Rule 2.1.2 above is that the individual shall at all times during a qualifying period ending at the relevant time have been a full-time employee or full-time director (who is also an employee) of the Company or a Participating Subsidiary.

For the purposes of this Rule:

2.2.1	the relevant time is the date on which any invitation is given under Rule 3.2.1 below or such other time during the period of 2 years ending with the grant day as the Board may determine (provided that no such determination may be made if it would have the effect that the qualifying period would not fall within the said 2-year period);

2.2.2	the qualifying period is the period of 12 months ending at the relevant time or such other period ending at the relevant time but falling within the 2-year period mentioned in paragraph 2.2.1 above as the Board may determine;

2.2.3	an individual shall be treated as a full-time employee or full-time director of a company if (and only if) he is obliged to devote to the performance of the duties of his employment or office with the company not less than 20 hours per week.

Any determination of the Board under Rules 2.2.1 or 2.2.2 above shall have effect in relation to every individual for the purpose of ascertaining whether he is eligible to be granted an option under the Plan on the grant day.

2.3	Individuals not eligible

An individual is not eligible to be granted an option under the Plan at any time if he owns stock possessing 5 per cent or more of the total combined voting power or value of all classes of stock of the Company (or of any Parent or Subsidiary corporation). The rules of section 424(d) of the Code shall apply in determining the stock ownership of an individual and stock which the employee may purchase under the outstanding options shall be treated as stock owned by the employee.

3.	GRANT OF OPTIONS

3.1	Grant Procedure

Subject to Rules 3.2 and 3.3 below and to Rule 4.3 below, the Board will grant to any individual who is eligible to be granted and has applied for an option under the Plan an option to acquire shares in the Company upon the terms set out in the Plan; and for this purpose an option to acquire includes an option to purchase (including an option to purchase treasury shares) and an option to subscribe. All employees granted options under this Plan will have the same rights and privileges hereunder, to the extent required to comply with section 423(b)(5) of the Code.

3.2	Invitations

The Board shall ensure that, in relation to the grant of options under the Plan on any day:

3.2.1	every individual who is eligible to be granted an option thereunder on that day by virtue of satisfying the conditions specified in Rule 2.2 above has been given an invitation to apply for such an option within a period of not less that 14 days from the date on which the invitation was given;

3.2.2	every such invitation is given on the same date and specifies the matters set out in Rule 3.2.4 below; and

3.2.3	every individual who is eligible to be granted such an option on the day in question has applied therefor in such form and manner as the Board may prescribe, and has proposed to make a Purchase Account in connection therewith under which the deposits are determined in accordance with Rule 4.1 below, is in fact granted such an option on that day.

3.2.4	the matters which must be specified in an invitation as mentioned in Rule 3.2.2 above are:

(a)	what the payment for the purposes of Rule 3.6 below is, by virtue of Rule 4.2 below, to be taken as including; and

(b)	the maximum amount referred to in Rule 4.1 below.

3.3	Timing of invitations and grant of options

The time periods in which invitations may be issued and options granted are as follows:

3.3.1	Invitations may only be issued under the Plan within the period of 6 weeks beginning with the date on which the Plan is approved and adopted by the Company or the dealing day next following the date on which the Company announces its results for any period, or at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify the grant thereof.

3.3.2	Options may only be granted within the period of 10 years beginning with the date on which the Plan is approved and adopted as aforesaid.

3.4	Consideration for grant

The consideration for the grant to any individual of any option under the Plan shall be his proposing to make deposits into a Purchase Account in connection therewith and in all other respects agreeing to be bound by the provisions of the Plan.

3.5	Exercise price

The price at which shares may be acquired by the exercise of options granted on any day under the Plan shall be determined by the Board and stated on that day, provided that:

3.5.1	the price shall not be less than 85% of the Market Value (expressed in sterling) on the Grant Date;

3.5.2	except in the case of an option to acquire shares otherwise than by subscription, the price shall not be less than the nominal value of those shares.

3.6	Number of shares under option

The number of shares in respect of which an option shall be granted to any individual under the Plan shall be the maximum number which can be paid for, at the price determined under Rule 3.5 above, with the monies equal to the expected amount of the Participant’s share of the funds on the Exercise Date in the Purchase Account to be made in connection with the option (as ascertained in accordance with Rule 4 below).

3.7	Non-transferability and bankruptcy

Subject to Rule 7.3 below, an option granted under the Plan to any individual shall not be capable of being transferred by him and shall lapse forthwith if it is so transferred or if a petition in bankruptcy is filed with respect to such individual.

4.	DEPOSITS

4.1	General rule—Amount of deposits

Subject to Rule 4.3 below, for the purposes of Rule 3.2.3 above, the amount of the deposits shall be the amount which the individual shall have specified in his application for the option that the Participating Subsidiary which employs him should withhold from the periodic payment of his after-tax wages or, if lower, the maximum permitted amount, that is to say the maximum amount which, when aggregated with the amount of his deposits under any other Purchase Account linked to the Plan or any other similar plan, does not exceed in any period of twelve calendar months $25,000 or such lower maximum amount as may from time to time be determined by the Board.

4.2	Meaning of “expected amount”

Subject to Rules 4.3.1 and 4.3.2 below, for the purposes of Rule 3.6 above, the expected amount shall be taken as including interest unless the Board shall have determined, in relation to every option to be granted on the day in question, that it shall be taken as not including interest.

4.3	Scaling back

If the grant of options under the Plan on any day in accordance with the preceding provisions of this Rule would cause any of the limits mentioned in Rule 5 below to be exceeded, then, in relation to options so granted on that day, the provisions set out below shall be successively applied (in the order in which they are therein set out) so far as is necessary to ensure that those limits are not exceeded.

The said provisions are:

4.3.1	for those purposes, if the repayment would otherwise be taken as including interest, it shall be taken as not including interest;

4.3.2	unless Rule 4.3.3 below applies, the amount of the deposit determined under Rule 4.1 above shall be taken as successively reduced by 1 per cent. thereof, 2 per cent. thereof, 3 per cent. thereof and so on the and then rounded up to the nearest dollar;

4.3.3	if the Board shall have determined that this paragraph is to apply, for the purpose of determining the amount of the said monthly contribution, the maximum permitted amount referred to in Rule 4.1 above shall be taken as successively reduced by $1, $2, $3 and so on; and

4.3.4	the Board shall not grant any options under the Plan on the day in question.

5.	LIMITS

5.1	10 per cent. in 10 year limit

No options shall be granted under the Plan which would, at the time they are granted, cause the number of shares which shall have been or may be issued in pursuance of options granted in the period of 10 years ending at that time, or been issued in that period otherwise than pursuant to options, under the Plan or under any other employees’ share scheme adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

5.2	Plan limit

No options shall be granted under the Plan to acquire a number of shares which exceeds such number as may have been determined by the Board for this purpose. Notwithstanding any other provision of the Plan (including the provisions of this Rule 5), no more than 50,000,000 shares of the Company may be placed under option under the Plan.

5.3	Effect of limits

Any option granted under this Plan shall be limited and take effect so that the above limits in this Rule 5 are complied with.

5.4	Limits: Treasury Shares

Any treasury shares held by the Company which are transferred to Participants in satisfaction of options shall be treated as issued for the purposes of Rule 5.1 above.

6.	PURCHASE ACCOUNTS

6.1	Opening of account and rate of interest

An interest-bearing account with each Participating Subsidiary shall be established for the purposes of acquiring shares by Participants under the Plan. The rate of interest shall be fixed for the period from the date of grant to the Exercise Date and shall be determined by the Board prior to the grant of an option.

6.2	Conditions relating to employee payments

Every individual who applies for an option under the Plan must specify an amount which the Participating Subsidiary which employs him can withhold from the periodic payment of his after-tax wages (and such amount may be reduced pursuant to Rule 4.3 above).

6.3	Timing of payments

Such Participating Subsidiary shall commence withholding from each payment of wages three months after the date of grant of the relevant option and continue thereafter up to the Exercise Date (or if earlier the date the option is exercised or ceased to be exercisable). If the frequency of the payment of wages changes (for example, from weekly to monthly) the amount to be withheld shall be adjusted proportionately. Every Participant shall be deemed to have given instructions to the employing Participating Subsidiary to deposit the amount withheld in the Purchase Account.

6.4	Withdrawal of payments

A Participant may at any time withdraw the amounts deposited in a Purchase Account by giving notice in writing to the employing Participating Subsidiary but the related option shall thereupon cease to be capable of exercise. The Participating Subsidiary shall pay such amounts, together with interest, to the Participant who has given such a notice in writing as soon as administratively feasible.

7.	EXERCISE OF OPTIONS

7.1	General Rule

Subject to Rules 7.1.1 and 7.1.2 below, a Participant shall be deemed to have exercised the relevant option on the Exercise Date and to have authorised his employing Participating Subsidiary to pay the monies standing in the relevant Purchase Account to the Company as the monies paid for the shares on exercise.

A Participant shall be deemed not to have exercised his option on the Exercise Date if:

7.1.1	a written notice is given by the Participant to his employing Participating Subsidiary not to exercise his options no later than 10 days prior to the Exercise Date and no sooner than 40 days prior to the Exercise Date; or

7.1.2	the middle market quotation of a share (as derived from the London Stock Exchange Daily Official List) on the day prior to the Exercise Date (converted into US dollars) (or if the shares are not so quoted, the fair market value of the share on that day) is below the exercise price (converted into US dollars)

in which case his option shall cease to be capable of exercise and the Participant shall receive as soon as administratively feasible after the Exercise Date his share of the funds, including interest, in the Purchase Account in respect of such option,

7.2	Cessation of employment

In the event that the Participant ceases to hold the office or employment by virtue of which he is eligible to participate in the Plan (otherwise than by reason of any of the circumstances set out in Rules 7.3 and 7.4 below) before the Exercise Date, options granted to him under the Plan shall terminate, and as soon as administratively feasible after receipt of a written notice by the Participant the employing Participating Subsidiary shall pay to him his share of the funds, including interest, then on deposit in the Purchase Account. For the purposes of this Rule 7, the employment status of an individual will be determined in accordance with the Proposed US Treasury Regulations Section 1.421-7(h), the final form thereof or any successor regulation or enactment thereto.

7.3	Deceased participants

Subject to Rule 7.5 below, if any Participant dies before the Exercise Date and at a time when he holds the office or employment by virtue of which he is eligible to participate in the Plan or is entitled to exercise the option by virtue of Rule 7.4 below, the option may (and must, if at all) be exercised by his personal representatives (or his executor, administrator, heir or legatee) within 12 months after the date of his death.

7.4	Injury, disability, work force reduction, retirement and transfer out of the Company’s group

Subject to Rule 7.5 below, if any Participant ceases to hold the office or employment by virtue of which he is eligible to participate in the Plan (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him under the Plan:

7.4.1	if he so ceases by reason of injury, disability, work force reduction or job elimination or retirement under his employing Participating Subsidiary’s retirement plan, the option may (and subject to Rule 7.3 above must, if at all) be exercised within 3 months of his so ceasing;

7.4.2	if he so ceases by reason only that the office or employment is in a company of which the Company ceases to have control, or relates to business or part of a business which is transferred to a person who is not a company of which the Company has control, the option may (and subject to Rule 7.3 above must, if at all) be exercised within 3 months of his so ceasing.

In the event that an option is exercised pursuant to Rules 7.4.1 and 7.4.2 above, the Participating Subsidiary shall pay the Participant’s share of funds standing in the relevant Purchase Account attributable to that option to the Company as the monies paid for the shares on exercise, but if the option is not exercised by the end of the relevant periods the Participant shall receive, as soon as administratively feasible after the expiry of such periods, his share of the funds in the Purchase Account in respect of such option.

7.5	Timing of exercise and funds available for exercise

An option granted under the Plan shall not be capable of being exercised later than the Exercise Date and, subject to Rule 7.6 below, the only monies which may be paid for shares on exercise (whether such exercise takes place on or before the Exercise Date) shall be the Participant’s share of the funds, including interest, in the Purchase Account in respect of such option at that time.

7.6	Effects of exchange rate

If on exercise of an option (whether such exercise takes place on or before the Exercise Date), changes in the exchange rate between the US dollar and sterling result in a Participant’s share of the funds, including interest, in the Purchase Account being insufficient to allow him to acquire such number of shares as he would have been able to acquire if the said exchange rate had remained constant since the date of grant of the option, he shall be entitled (but only within the limit set out in section 423(b)(8) of the Code) to make up any shortfall from his own funds.

7.7	Allotment and transfer timetable

Within 30 days after an option under the Plan has been exercised by any person, the Board on behalf of the Company shall allot to him (or his nominee) or, as appropriate, procure the transfer to him (or his nominee) of the number of shares in respect of which the option has been exercised.

7.8	Share rights

All shares allotted under the Plan shall rank pari passu in all respects with the shares of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of the allotment.

7.9	Admittance of shares to the List

If shares of the same class as those allotted under the Plan are listed in the London Stock Exchange Official List, the Company shall apply to the London Stock Exchange for any shares so allotted to be admitted to that List.

7.10	Fractional shares

Fractional shares will not be issued under the Plan and any accumulated Purchase Account deposits which would have been used to purchase fractional shares will be returned to the employee promptly following the earliest of the Exercise Date, the actual date of exercise, or the latest date on which the option could otherwise have been exercised.

7.11	Restrictions on allotment of shares

Shares shall not be issued pursuant to the exercise of an option under the Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the United States Securities Act of 1933 as amended, the United States Securities Exchange Act of 1934, the United Kingdom Financial Services and Markets Act 2000, the provisions of the documents, The Listing Rules published by The London Stock Exchange and the City Code on Takeovers and Mergers and any rules and regulations promulgated under any of the foregoing, and shall be further subject to the approval of Counsel for the Company with respect to such compliance.

7.12	Restrictions on exercise of options

As a condition to the exercise of an option the Company may require the person exercising such option to represent and warrant, in a form satisfactory to the Company, at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares, or to represent and to warrant with respect to such other matters as the Company deems appropriate if, in the opinion of Counsel for the Company, such a representation is required by way of the aforementioned relevant or other applicable provisions of law.

8.	TAKEOVER, RECONSTRUCTION AND WINDING UP

8.1	General offers

If any person obtains control of the Company (within the meaning of section 719 of the Income Tax (Earnings and Pensions) Act 2003) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Board shall within 7 days of becoming aware thereof notify every Participant thereof and an option granted under the Plan may, subject to Rules 7.3, 7.4 and 7.5 above, be exercised within one month (or such longer period as the Board may permit) of such notification, but not later than 6 months after such person has obtained such control.

8.2	General offers: concert parties

For the purposes of Rule 8.1 above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

8.3	Compulsory acquisition, schemes of arrangements and winding up

If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of the Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, the Board shall forthwith notify every Participant thereof and an option granted under the Plan may, subject to Rules 7.3, 7.4 and 7.5 above, be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Plan) lapse on the expiration thereof.

9.	VARIATION OF CAPITAL

9.1	General rule

Subject to Rule 9.3 below, in the event of any increase or variation of the share capital of the Company (whenever effected), the Board may make such adjustment as it considers appropriate under Rule 9.2 below.

9.2	Method of adjustment

An adjustment made under this Rule 9.2 shall be to one or more of the following:

9.2.1	the number of shares in respect of which any option granted under the Plan may be exercised;

9.2.2	the price at which shares may be acquired by the exercise of any such option;

9.2.3	where any such option has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired.

9.3	Adjustment below nominal value

An adjustment under Rule 9.2 above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such shares; and so that on exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

9.4	Notification of adjustment

As soon as reasonably practicable after making any adjustment under Rule 9.2 above, the Board shall give notice in writing thereof to any Participant affected thereby.

10.	ALTERATIONS

10.1	General rule

Subject to Rule 10.2 below, the Board may at any time alter or add to all or any of the provisions of the Plan in any respect.

10.2	Shareholder approval requirement

Subject to Rule 10.3 below, no alteration or addition to the advantage of Participants to any of Rules 2, 3.3., 3.5, 3.6, 4.1, 5.1 and 5.2, 5.4, 7.3 to 7.5 inclusive, 7.8, 8.1 to 8.3 inclusive and 9.1 to 9.3 inclusive shall be made under Rule 10.1 above, without the prior approval by ordinary resolution of the members of the Company in general meeting.

10.3	Exceptions to shareholder approval requirement

Rule 10.2 above shall not apply to any minor alteration or addition to benefit the administration of the Plan to take account of a change in legislation, or to obtain or maintain favourable tax, exchange, control or regulatory treatment for Participants, the Company or any Subsidiary.

10.4	Notification of alteration

As soon as reasonably practicable after making any alteration or addition under Rule 10.1 above, the Board shall give notice in writing thereof to any Participant affected thereby.

11.	MISCELLANEOUS

11.1	Employment

The rights and obligations of any individual under the terms of his office or employment with the Company or a Subsidiary shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under the Plan as a result of such termination.

11.2	Administration of Plan

The Board shall administer the Plan. Subject to the express provisions of the Plan, the Board shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt and to vary rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. Subject to the express provisions hereof, the Board shall have the authority, in its sole and absolute discretion, (i) to determine the terms and provisions of the respective option agreements including provisions defining or otherwise relating to the effect of termination of employment, and the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (ii) to construe the respective option agreements and the Plan and (iii) to decide conclusively all disputes and disagreements arising under the Plan. The Board’s determination on the foregoing matters shall be conclusive.

11.3	Board power to correct Plan

The Board may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. The Board may appoint agents, attorneys, consultants or other persons to carry out such functions under the Plan, as it determines desirable or appropriate.

11.4	Governing law

The Rules of the Plan and the rights and obligations of any individual thereunder shall be governed by and construed in accordance with the law of England, without regard to its conflicts of law rules or principles.

11.5	Provision of financial assistance

The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by section 153 of the Companies Act 1985. The Company and any Subsidiary may take such action to withhold any income or other taxes from any amounts paid or property transferred under this Plan, under such circumstances and in such manner as the Company or Subsidiary determines appropriate without limiting the foregoing, it shall be a condition of exercise of an option granted under this Plan that the Participant satisfies all withholding requirements with respect to exercises pursuant to the Plan.

11.6	Notices

Any notice or other communication under or in connection with the Plan may be given either:

11.6.1	by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Participating Subsidiary, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment; or

11.6.2	in an electronic communication to an address for the time being notified for that purpose to the person giving the notice.

11.7	Effective Date

The Plan is effective from 14 May 2004, being the date on which it was approved by the holders of a majority of the shares in the Company entitled to vote thereon.

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